SURRENDER VALUE ENHANCEMENT RIDER

This rider is part of Your policy. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. This rider must be elected prior to the Policy Date. It is issued based on Our current underwriting guidelines. The effective date of this rider is the Policy Date. There is a charge for this rider. Please refer to Your current Data Pages.

RIDER BENEFIT

Subject to this rider’s Limitations and Conditions provision and while this rider is in force, We will pay You the rider benefit amount described below in addition to the Net Surrender Value if the policy is surrendered in full before the rider’s Expiration Date shown on the current Data Pages.

The rider benefit amount equals A plus B where:
A	is the Guaranteed Maximum Surrender Charge shown in the table on the current Data Pages, multiplied by the Surrender Charge Percentage shown in the Surrender Value Enhancement Rider section of the current Data Pages; and
B	is the Additional Amount shown in the Surrender Value Enhancement Rider section of the current
Data Pages.

The Additional Amount specified in B may change following a change in risk class. We will send You revised Data Pages which reflect any such change.

DEATH BENEFIT OPTIONS

While this rider is in force, the death benefit options provided by the policy will be replaced with the options shown below. The Death Benefit Option in effect is shown on the current Data Pages. Option 3 is available only at policy issue.

Option 1.
Under option 1, the death benefit equals the greatest of:
1.	the Face Amount; or
2.	the amount found by multiplying the sum of Your Surrender Value plus the rider benefit amount by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit
Options on the current Data Pages; or
3.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the
Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 2.
Under option 2, the death benefit equals the greatest of:
1.	the Face Amount plus Your Policy Value; or
2.	the amount found by multiplying the sum of Your Surrender Value plus the rider benefit amount by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit
Options on the current Data Pages; or
3.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the
Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 3.
Under option 3, the death benefit equals the greatest of:
1.	the Face Amount plus the greater of: a) premiums paid less partial surrenders; or b) zero; or
2.	the amount found by multiplying the sum of Your Surrender Value plus the rider benefit amount by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit
Options on the current Data Pages; or
3.	the amount found by multiplying Your Policy Value by the applicable percentage shown in the
Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

LIMITATIONS AND CONDITIONS

The rider benefit amount will not be available for:
1.		full policy surrenders related to a replacement or Section 1035 Exchange;
2.		partial surrenders; or
3.		policy loans.

TERMINATION

This rider terminates on the first of:
1.		the rider’s Expiration Date shown on the current Data Pages;
2.		the termination of Your policy;
3.		any requested increase made to the policy Face Amount under the Adjustment Options section of the policy;
4.		any change of ownership of the policy except when You inform Us and provide evidence at the time of the change that:
	a.	it is due to a merger, consolidation, or acquisition of Your assets unless the successor owner of the policy was Your wholly owned subsidiary on the date the ownership changed; or
	b.	the successor owner of Your policy is a trust established by You for the purposes of providing employee benefits; or
5.		Our receipt of Your Notice to cancel it. The change will be effective on the Monthly Date on or next following the date We receive Your Notice. We may require that You send Your policy to
Our Home Office so We can record the cancellation.

REINSTATEMENT

If this rider terminates, it may not be reinstated.